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                                                                 Exhibit 99.4(d)

Contractowner:

Contract No.:

Contract Date:


                           STANDARD INSURANCE COMPANY
                        _______________________________

                              457 PLAN ENDORSEMENT
                               (NON-GOVERNMENTAL)
                        _______________________________

This 457 Plan Endorsement is attached to and forms a part of the Contract. The Endorsement is intended to integrate the provisions of the Contract, Contract Application, Schedules, and Riders with the requirements for your Plan, in compliance with Code Section 457. All terms defined in the Contract have the same meaning where used in this Endorsement.

In consideration of the issuance of the Contract in conjunction with your Retirement Plan and in compliance with Code Section 457, it is agreed as follows:

1. ARTICLE II, Section A, "Specific Definitions", Subsection 22, is amended to read:

     Plan - The plan or arrangement named in the Contract Specifications. The Contractowner represents that it is a tax exempt organization described in Code Section 457(e)(1)(B) and that the Plan meets the requirements of Code
     Section 457.

2.   ARTICLE IV, Section F, "General", Subsection 5 is added to read:

     Distributions shall be made in a manner that satisfies Code Section 457(d), which imposes requirements similar to Code section 401(a)(9), including the minimum incidental death benefit requirements.

3.   ARTICLE IX, Section H, "Incidents of Ownership", is added to read:

     Any provisions of this Contract to the contrary notwithstanding, neither this Contract nor the Plan shall in any manner or respect create a trust for the benefit of any person. Such rights and property, all amounts of compensation determined under the Plan, all property and rights purchased with such amounts, and all income attributable to such amounts, property, or rights, shall remain solely the property and rights of the Employer, without being restricted to the provision of benefits under the Plan, and subject only to the claims of the Employer's general creditors, until and only to the extent made available to Participants and/or Participants' Beneficiaries pursuant to the terms of the Plan.